EXHIBIT 99.1
Contact:

OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Kathy Nugent (Media)
Senior Director	Laura Siino (Investors)
Kim Wittig (Media)	212-213-0006
Director
631-962-2000
OSI PHARMACEUTICALS ANNOUNCES THE ELECTION OF
KENNETH B. LEE, JR. TO ITS BOARD
- Shareholders Re-elect All Board Nominees -
MELVILLE, NEW YORK — June 13, 2007 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced that at its Annual Meeting of Stockholders held earlier today Mr. Kenneth B. Lee, Jr. was elected to the Company’s Board of Directors as an outside director. Mr. Lee will also serve on the Company’s Audit Committee. Additionally, at today’s meeting all existing ten members of the Company’s Board of Directors were re-elected.
OSI also announced that in accordance with the Company’s Board retirement age policy G. Morgan Browne and Walter M. Lovenberg, Ph.D., did not stand for re-election. OSI currently has eleven directors serving on its board, ten of which are outside directors.
“Ken has tremendous diversity and depth in the field of finance, and with his extensive experience and proven track record in the life sciences we look forward to his contributions as a board member,” stated Robert A. Ingram, Chairman of the Board of Directors of OSI Pharmaceuticals. “In addition, on behalf of the Board of Directors and the Executive Management team at OSI, I would like to acknowledge the many years of service from our two retiring directors, Morgan and Walt. Their dedication and service as board members have contributed greatly to the Company’s mission over the years and we wish them well.”
Mr. Kenneth B. Lee, Jr.
Mr. Lee has over 35 years of experience with technology-based companies. He is a former Ernst & Young partner, where he was employed for 29 years, and was instrumental in the founding and successful development of the Ernst & Young life science practice in the San Francisco Bay Area. While at Ernst & Young, Mr. Lee served as head of its Health Sciences Investment Banking Group, as a Transaction Advisor of its Center for Strategic Transactions, and as Co-Chairman of its International Life Sciences practice. Mr. Lee is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. Prior to that, he served as President of A.M. Pappas & Associates, LLC, an international life sciences venture development company. He currently serves on the boards of three other public companies: CV Therapeutics, Inc., Inspire Pharmaceuticals, Inc. and POZEN Inc. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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